Exhibit 10.76

MXENERGY HOLDINGS, INC.

2010 First Amendment to
Employment Agreement with Chaitu Parikh

This 2010 First Amendment to the Employment Agreement (as defined below), effective May 1, 2010 is hereby entered into as of the 14th day of May, 2010 (the “Amendment Date”), by and between MXenergy Holdings, Inc. (the “Company”) and Chaitu Parikh (the “Executive”).

WHEREAS, the Company and the Executive entered into the Employment Agreement by and between the Company and the Executive, effective February 13, 2008 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire and agree to amend the provisions of the Employment Agreement as provided below in connection with renewing its term, addressing the consensual relocation of the Executive’s principal office, and reducing the risk of potential adverse tax consequences to the Executive under Section 409A of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties agree to amend the Employment Agreement, effective on the Amendment Date, as follows:

1.             Section 1(a) of the Employment Agreement is amended by revising its last sentence to provide as follows, with bold and italicized text highlighting new text herein:

Executive’s office shall be located at the Company’s headquarters in Stamford, Connecticut, but shall be relocated to Houston, Texas on a mutually agreeable date in 2010.

2.             Section 2 of the Employment Agreement is amended in its entirety as follows, with bold and italicized text highlighting the additions:

2.             Term.  Company’s employment of Executive pursuant to this Agreement shall be for an initial term of three (3) years (the “Employment Term”), beginning on May 14, 2010 (the “Amendment Effective Date”) and ending on the third annual anniversary of the Amendment Effective Date or such earlier date on which Executive’s employment terminates in accordance with Section 6 of this Agreement.  Upon the third annual anniversary of the Amendment Effective Date and each anniversary thereof (collectively, the “Expiration Date”), this Agreement shall automatically renew for a one-year term unless (a) the Agreement has been earlier terminated under Section 6 or (b) either party gives written notice not less than 180 days prior to the expiration of any such term that the Agreement will not be extended.  Upon termination of the then applicable Employment Term for any reason, Executive shall promptly resign from all positions held with the Company.

3.             Section 3 of the Employment Agreement is amended by revising its last sentence to increase the Executive’s annual base salary by changing “$401,700” to “$450,000”.

4.             Section 4 of the Employment Agreement is amended by adding the following sentence at the end thereof:

“Any bonus payable hereunder shall be paid later than two and one-half (2½) months following the end of the year in which the Executive first vests in the right to collect the bonus.”

5.             Sections 6(b)(i) and 6(c)(i) of the Employment Agreement shall each be amended in their entirety to provide as follows, with bold and italicized text highlighting new text herein:

(i)            Base Salary, PTO, any earned and unpaid Target Bonus accrued through the Termination Date, and any expense reimbursements and other benefits due to the Executive under any Company-provided plans, policies and arrangements, which shall not be paid or payable later than March 15 of the calendar year after the calendar year in which the Termination Date occurs; provided that, if Executive’s Termination Date occurs within the 18-month period following the date on which the Executive has substantially completed his relocation in 2010 from Stamford, Connecticut to Houston, Texas (the “Relocation Date”), then the Executive’s benefits hereunder shall also include a relocation package having terms, condition, and dollar value per component that are substantially the same as those provided to the Executive in connection with such 2010 relocation to Houston, Texas;

6.             Section 6(e) of the Employment Agreement shall each be by adding the following text immediately before the end of clause (C):

subject, however, if Executive’s Termination Date occurs within the 24-month period following the Relocation Date, to Executive having first repaid the full value of all Company-paid expenses associated with his relocation in 2010 from Stamford, Connecticut to Houston, Texas, and subject to the Company’s right to offset any amounts payable under this Agreement (and to assert all other debt collection rights allowable by law) in order to enforce its right to obtain such full repayment;

7.             Section 7(d) of the Employment Agreement is amended by revising clause (ii) of its second sentence to provide as follows, with bold and italicized text highlighting new text herein:

(ii) Executive is required to relocate his place of employment, other than a relocation within fifty (50) miles of the Company’s Houston offices, it being understood and agreed by the parties hereto that the Executive’s relocation from the Company’s Stamford to Houston offices is consensual and does not constitute grounds for a Constructive Termination hereunder;

8.             Section 12(g) of the Employment Agreement is amended by revising clause its second sentence to provide as follows, with bold and italicized text highlighting new text herein:

Except for injunctive or other equitable relief in aid of arbitration, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Stamford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect; provided that such situs shall become Houston, Texas coincidentally with the date of Executive’s relocation there in accordance with Section 1(a) of the Employment Agreement.

9.             All Employment Agreement references to section numbers and defined terms are amended to reflect the above modifications.

10.           Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions, and provisions of the Employment Agreement, except as noted above; provided that the terms and conditions of the Employment Agreement shall be deemed to be amended to the extent necessary to be consistent with the relocation agreement entered into between the parties coincidentally with execution of this 2010 First Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this 2010 First Amendment to the Employment Agreement, and such 2010 First Amendment shall be effective as of the date first written above.

THE COMPANY:

MXenergy Holdings, Inc.

By:	/s/ Jeffrey Mayer
Jeffrey Mayer

Its:	President and CEO

THE EXECUTIVE:

By:	/s/ Chaitu Parikh
Name:	Chaitu Parikh